EXHIBIT 3.2b

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

Wise Metals Holdings LLC

1. Name of Limited Liability Company: Wise Metals Holdings LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows: The name of the company is hereby changed to Wise Metals Group LLC.

3. Use the following paragraph if this Certificate is to be effective at a date or time, which must be a date or time certain later than filing:

“This Certificate of Amendment shall be effective on February 26, 1999.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 26th day of February, 1999.

/s/ BARRY J. HART
Name:	Barry J. Hart
Title:	Authorized person(s)